UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.           )

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ALEXANDRIA REAL ESTATE EQUITIES, INC.

(Name of Registrant as Specified In Its Charter)

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Commencing May 14, 2013, Alexandria Real Estate Equities, Inc. sent the following communication to certain stockholders.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Annual Meeting of Stockholders

May 20, 2013

Supplemental Information regarding Proposal Three

(Advisory Vote on Executive Compensation)

By now you should have received the Alexandria Real Estate Equities, Inc. (“ARE” or the “Company”) Notice of 2013 Annual Meeting and Proxy Statement and 2012 Annual Report.  You may also view the Proxy Statement and Annual Report on our website (www.are.com/proxy) under “Notice of Annual Meeting and Proxy Statement” and “Annual Report,” respectively.  Our annual meeting of stockholders will be held on May 20, 2013.

At the 2013 annual meeting, stockholders will be asked to cast an advisory vote on ARE’s executive compensation, as described in the Proxy Statement (“Proposal Three”).  Two proxy advisory firms, Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co. (“Glass Lewis”), have recommended that stockholders vote “against” Proposal Three.  Glass Lewis also recommended withholding support as to director nominee Richard Jennings, the current Chairperson of the Compensation Committee of the Board of Directors (the “Compensation Committee”).

ISS and Glass Lewis state that the Company’s executive compensation program does not align executive compensation with performance.  For the reasons set forth below, ARE believes that each of the concerns addressed by these proxy advisory services is unwarranted.   The Board of Directors unanimously recommends that you vote “FOR” Proposal Three and “FOR” director nominee Richard Jennings.

A.            The Compensation Committee makes compensation decisions based on a wide range of financial and operational performance metrics, not just total stockholder return (“TSR”).  The Compensation Committee believes its focus on these areas is what drives the Company’s performance, and will drive TSR in the future.

1.              Our strategic objectives have been focused in recent years, including in 2012, on steps to grow our operating results while also improving our long-term capital structure, credit profile, cost of capital, and long-term valuation.

Growth in operating results for REITs is generally captured in the operating performance metrics, including funds from operations (“FFO) per share, adjusted funds from operations per share, and TSR.  However, an exclusive focus on these metrics overlooks the importance of improvements in the Company’s credit profile and lower cost of capital that we believe will generate higher value for both the Company and its stockholders over both short- and longer-term time horizons.

In order to fairly compensate our Named Executive Officers (“NEOs”) for continuing to advance our strategic plan, without the risk of being unduly penalized by the market in the short term, we believe our compensation program should not have an exclusive focus on TSR. Indeed, we believe that doing so could create a disincentive to our NEOs. Our NEOs receive a significant portion of total compensation in the form of at-risk equity compensation to further align their interests with stockholders. We are confident that the consistent successful achievement of operational objectives, effective balance sheet management, and other key components of our business will over time translate into increased revenue, cash flows, and FFO. As this occurs, we anticipate that the benefits of the actions we are taking now will therefore be more fully reflected in the trading price of our common stock. Ultimately, the Compensation Committee believes long-term TSR will validate this link between actions taken today and long-term appreciation in stockholder value.

While the Company’s TSR has not recently grown as robustly as some of its peers, the Company believes that this is largely due to the Company’s decision to upgrade its credit profile and lower its long-term cost of borrowing. This multi-year transformation has been successful, as indicated by the issuance of investment-grade unsecured notes payable in February 2012. Additionally, this initial unsecured note offering represents a significant achievement in the reduction of the Company’s long-term cost of capital and the creation of significant long-term value for the Company and its stockholders. Moreover, the Company performed very solidly in 2012 from an operational standpoint as demonstrated by various metrics.  Most importantly, the Company saw a significant year-over-year increase in such key metrics as total revenue, net operating income and FFO, demonstrating ongoing top line growth and efficient operations by the management team.  These attributes are critical to the ongoing success and superior performance of the Company. The Board is confident that this capital structure transformation, together with ongoing achievement of growth targets and operational excellence, has elevated the Company to a stronger financial position and that these results will translate into improved TSR as the effects of the Company’s transformation are recognized.

2.              The ISS and Glass Lewis assertions that certain features of our compensation program contribute to a pay-for-performance disconnect are incorrect.

The ISS Report states that the base salary of Joel Marcus, our Chief Executive Officer (“CEO”), and the target level for his short term cash bonus (150% of base salary) are higher than the peer group.  ISS’s peer group contains a number of companies that operate in very different sectors than the Company and, thus, ISS’s peer group is not useful for the purpose of comparing salaries.  The Company strongly believes that our compensation program is in line with the market in which we operate and compete for executive talent, and is necessary to ensure the retention of our CEO.

ISS criticizes the Company for awarding our CEO a signing bonus in connection with his new employment agreement and a long-term equity bonus in the same year and Glass Lewis states that the signing bonus received by Mr. Marcus contributed to compensation inequality in 2012.  These criticisms are unfounded.  The long-term equity bonus is awarded to recognize the Company’s superior performance in 2012.  The signing bonus was made to ensure the retention of Mr. Marcus, who has an irreplaceable skill set and has been our CEO since our IPO in 1997.  Further, part of the signing bonus vests over three years, and the remaining portion is subject to performance vesting conditions, so only a fraction of the signing bonus will vest in any one year.  Because the restricted stock that makes up the signing bonus is either time-based restricted stock, or subject to performance-based vesting conditions, it did not contribute to compensation inequality this year, nor will it in future years.  We believe external reviewers often jump to conclusions of alleged inequities in pay in their analyses that are over-generalizations made from isolated components of the Company’s compensation structure.

As a case in point of what we believe is an indication of ISS getting lost in the weeds, a key feature of the CEO’s long-term equity grant is alleged to be “retesting,” when in fact it merely seeks to even out undulations in the market and over-sensitivities in the short term to some of the capital changes referenced above.  The Compensation Committee believes that allowing over-achievement in a certain measurement cycle to in effect “make up” for under-achievement in another cycle, as measured solely by TSR, is the best mechanism to smooth out market fluctuations and encourage our CEO to take necessary steps to strengthen the balance sheet which may otherwise have an adverse short-term impact upon the stock price.  This is but one example where the Compensation Committee very thoughtfully and deliberately sought to create a fair and equitable incentive compensation structure that would over time lead to enhanced stockholder value and incent optimal performance by our CEO.

3.              The Company’s stock price performance and CEO pay is aligned.

The Company’s commitment to pay-for-performance is reflected in the total compensation paid our CEO since our IPO in 1997.  The graph below shows, for each year since 2008, both the total compensation for our CEO and the Company’s TSR, assuming reinvestment of all dividends, on a $100 investment in the Company made on January 1, 2008.  Total compensation closely tracks TSR because each year a large part of our CEO’s total compensation consists of common equity in the Company, the value of which ultimately depends on the performance of the Company’s common stock.  For example, in 2012 over 84% of our CEO’s total compensation took the form of at-risk performance-based compensation.  The Compensation Committee believes that this type of compensation aligns the long-term interests of our CEO with those of the Company’s stockholders.

Alexandria Real Estate Equities, Inc.

2008-2012 CEO Pay-for-Performance

This graph shows a very close correlation between our CEO’s total compensation and the Company’s TSR in each of the last five years.  In addition to this strong historical correlation between our CEO’s total compensation and TSR, our CEO’s current employment agreement, which was effective January 1, 2012, further strengthens the alignment of pay and performance, as vesting provisions for half of the restricted stock grants to our CEO are tied to absolute and relative TSR results.

Further, the Company continues to outperform the REIT industry as a whole in terms of long-term stockholder value creation. The following performance graph compares the cumulative total return on the Company’s common stock from the Company’s initial public offering on May 28, 1997 to December 31, 2012, to the cumulative total return of the FTSE NAREIT All Equity REIT Index, the FTSE NAREIT Equity Office Index, the SNL US REIT Office Index, the Russell 2000 Index, and the S&P 500 Index. The graph assumes that $100 was invested on May 28, 1997, in the Company’s common stock, the FTSE NAREIT All Equity REIT Index, the FTSE NAREIT Equity Office Index, the SNL US REIT Office Index, the Russell 2000 Index, and the S&P 500 Index, and that all dividends were reinvested. Based on the Company’s performance from May 28, 1997, through December 31, 2012, this $100 investment would have grown to $617.87, representing a total return of 518%.

To the extent permitted under the Securities Exchange Act of 1934, as amended (the “1934 Act”), the performance graph above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall the information in the graphs be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or 1934 Act, except to the extent that the Company specifically incorporates the graphs by reference into a filing.

B.            Conclusion.

As detailed above, ARE believes strongly that its executive compensation arrangements, developed and overseen by its strong, independent and seasoned Compensation Committee, are fair and reasonable in light of ARE’s and our executives’ performance and firmly align our executives’ interests with those of our stockholders.  We appreciate your time and consideration on these matters.

The Board of Directors unanimously recommends that you vote “FOR” Proposal Three, and “FOR” director nominee Richard Jennings.